Exhibit 99.1

For more information contact:
Cindy Roberts
Director of Investor Relations
817-224-1461
cindy.roberts@dyn-intl.com

DynCorp International Announces Closing of New Senior Secured Credit Facility and Senior Subordinated Notes Offering

FALLS CHURCH, Va.— August 1, 2008— DynCorp International LLC and DynCorp International Inc. entered into a secured credit facility with Wachovia Bank, National Association, as Administrative Agent, on July 28, 2008. The new credit facility consists of a revolving credit facility of $200 million and a senior secured term loan facility of $200 million and matures August 15, 2012.

Concurrent with the closing of the credit facility, DynCorp International LLC and DIV Capital Corporation closed on the issuance of an additional $125 million aggregate principal amount of 9.5% senior subordinated notes due 2013 that were priced on July 14, 2008.

Net proceeds from the issuance of the additional notes were primarily used to repay borrowings under the previous senior secured credit facility.

Michael J. Thorne, Senior Vice President and CFO commented “The completion of these transactions gives DynCorp International increased liquidity and financial flexibility to support our new contracts and strategic growth initiatives.”

About DynCorp International
DynCorp International (NYSE:DCP) is a provider of specialized mission-critical services to civilian and military government agencies worldwide, and operates major programs in law enforcement training and support, security services, base operations, aviation services, contingency operations, and logistics support. DynCorp International is headquartered in Falls Church, Va. For more information, visit www.dyn-intl.com.

This press release contains various forward looking statements. All statements other than statements of historical fact are forward looking statements. Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward looking statements. Forward looking statements involve risks and uncertainties. The Company cautions that these statements are further qualified by important economic, competitive, governmental and technological factors that could cause the Company’s business, strategy or actual results or events to differ materially, or otherwise, from those in the forward looking statements. These factors, risks and uncertainties include, among others, the following, the Company’s substantial level of indebtedness; government policies and the outcome of political elections; termination of key U.S. government contracts; changes in the demand for services that the Company provides; pursuit of new commercial business and foreign government opportunities; activities of competitors; bid protests; changes in significant operating expenses; changes in availability of capital; general political, economic and business conditions in the U.S.; acts of war or terrorist activities; variations in performance of financial markets; estimates of future contract values, as reported in our backlog ; anticipated revenue from indefinite delivery, indefinite quantity, or IDIQ, contracts; expected percentages of future revenue represented by fixed-price and time-and-materials contracts; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Accordingly, such forward looking statements do not purport to be predictions of future events or circumstances; therefore, there can be no assurance that any forward looking statement contained herein will prove to be accurate. We assume no obligation to update the forward looking statements.